                                                                      EXHIBIT 3


                         TransCanada PipeLines Limited
                                EARNINGS COVERAGE
                                DECEMBER 31, 2003

     The following financial ratios have been calculated on a consolidated basis for the respective 12 month period ended December 31, 2003 and are based on unaudited financial information. The financial ratios have been calculated based on financial information prepared in accordance with Canadian generally accepted accounting principles. The following ratios have been prepared based on net income:

                                                             DECEMBER 31, 2003
                                                             -----------------
Earnings coverage on long-term debt(1)....................       2.79 times
Earnings coverage on long-term debt and
   First Preferred Shares(1)..............................       2.67 times

(1) The above ratios have been calculated without including the annual carrying charges relating to the equity component of TransCanada's outstanding preferred securities. If the equity component of the preferred securities were classified as debt, the entire carrying charges of the preferred securities would be included in interest expense and dividends. If these annual carrying charges had been included in the calculations, the earnings coverage on long-term debt would have been 2.64 times for the 12 month period ended December 31, 2003 and the earnings coverage on long-term debt and First Preferred Shares would have been 2.54 times for the 12 month period ended December 31, 2003.

     The following ratios have been prepared based on net income from continuing operations:

                                                             DECEMBER 31, 2003
                                                             -----------------
Earnings coverage on long-term debt(2)....................       2.70 times
Earnings coverage on long-term debt and
   First Preferred Shares(2)..............................       2.59 times

(2) The above ratios have been calculated without including the annual carrying charges relating to the equity component of TransCanada's outstanding preferred securities. If the equity component of the preferred securities were classified as debt, the entire carrying charges of the preferred securities would be included in interest expense and dividends. If these annual carrying charges had been included in the calculations, the earnings coverage on long-term debt would have been 2.55 times for the 12 month period ended December 31, 2003 and the earnings coverage on long-term debt and First Preferred Shares would have been 2.45 times for the 12 month period ended December 31, 2003.